FOR FURTHER INFORMATION:                                            EXHIBIT 99.1
AT THE COMPANY:                       AT ASHTON PARTNERS:
DENNIS LETHAM                         CHRIS KETTMANN         H. PATEL
CHIEF FINANCIAL OFFICER               INVESTOR INQUIRIES     MEDIA INQUIRIES
(224) 521-8601                        (312) 553-6716         (312) 553-6745

                           ANIXTER INTERNATIONAL INC.
                   REPORTS FISCAL 2004 FOURTH QUARTER RESULTS

GLENVIEW, IL, FEBRUARY 1, 2005 -- Anixter International Inc. (NYSE: AXE), the world's leading distributor of communication products, electrical and electronic wire & cable and a leading distributor of fasteners and other small parts ("C" Class inventory components) to Original Equipment Manufacturers, today reported results for the quarter ended December 31, 2004.

FOURTH QUARTER HIGHLIGHTS

o Sales of $848.3 million in the quarter, including a $15.9 million increase in sales resulting from the June 22, 2004 acquisition of the assets and operations of Distribution Dynamics Inc. ("DDI"), rose 28 percent compared to sales of $664.8 million in the year ago quarter.
o Operating profits increased 65 percent to $41.4 million as compared to $25.1 million in the year ago quarter. Included in the current quarter results were net favorable adjustments to cost of sales of $10.2 million ($6.1 million after-tax or 15 cents per diluted share) which principally resulted from a $13.4 million favorable adjustment related to a reduction in risk associated with certain inventories. Also, a number of unfavorable expense items were recorded during the quarter, including the relocation of the Company's largest distribution facility in Alsip, Illinois, and severance in Europe; these two unfavorable expense items collectively totaled $4.4 million ($2.9 million after-tax or 7 cents per diluted share). The prior year quarter benefited from a $1.6 million gain (4 cents per diluted share) associated with the termination of certain foreign pension plans.
o Diluted earnings per share rose 78 percent to 64 cents versus 36 cents in the year ago quarter. In addition to those items affecting operating income in the quarter, the fourth quarter also includes a gain of $6.4 million ($3.8 million after-tax or 9 cents per diluted share) resulting from the October 1, 2004 consolidation of the accounts receivable securitization facility.
o Cash flow from operations was $43.7 million as compared to $41.7 million in the prior year.

FINANCIAL HIGHLIGHTS
(In millions, except per share amounts)


                                             Three Months Ended                            Fiscal Year Ended
                                -------------------------------------------     --------------------------------------
                                 Dec. 31,       Jan. 2,         Percent         Dec. 31,        Jan. 2,       Percent
                                   2004           2004           Change           2004           2004          Change
                                -----------    -----------    -------------    ------------    ----------    ---------
Net Sales                           $848.3         $664.8              28%        $3,275.2      $2,625.2          25%
Operating Income                     $41.4          $25.1              65%          $138.0         $92.3          50%
Income Before
   Extraordinary Gain                $25.6          $13.1              95%           $73.6         $41.9          76%
Diluted Earnings Per Share
   Before Extraordinary Gain         $0.64          $0.36              78%           $1.90         $1.13          68%
Diluted Weighted Shares               39.9           36.9               8%            38.6          37.2           4%


--------------------------------------------------------------------------------
Robert Grubbs, President and CEO, said, "We experienced a solid fourth quarter, even after setting aside a number of unusual items. This reflects a continuation of the positive economic and operational trends of the past few quarters. While the number of holidays in the fourth quarter affected sales results, overall sales for the period were stronger than anticipated especially in the days immediately before and after the holidays. At the same time we were again able to generate significant positive cash flow for the quarter and further strengthen our financial position. We entered 2005 with an expectation for another year of positive sales and earnings growth."
--------------------------------------------------------------------------------

FOURTH QUARTER RESULTS

For the three-month period ended December 31, 2004, sales of $848.3 million produced net income of $25.6 million, or 64 cents per diluted share. In the prior year period, sales of $664.8 million generated net income of $13.1 million, or 36 cents per diluted share.

Comparability of results between the fourth quarter of 2004 and 2003 is affected by the following significant items:

o Sales in the current quarter include $15.9 million related to the June 22, 2004 acquisition of Distribution Dynamics Inc.
o Operating profits in the current quarter include net favorable adjustments to cost of sales of $10.2 million ($6.1 million after-tax or 15 cents per diluted share) arising primarily from a reduction in the risks associated with the value of certain inventories. Fourth quarter 2004 operating results were also affected by a number of unfavorable expense items including moving costs related to the relocation of the Company's largest distribution center and severance costs associated with a reduction in staffing levels in Europe. These unfavorable expense items reduced fourth quarter operating earnings by $4.4 million ($2.9 million after-tax or 7 cents per diluted share). In the 2003 fourth quarter operating earnings were favorably impacted by a gain of $1.6 million or 4 cents per diluted share from the termination of pension plans in certain foreign countries.
o In addition to the items affecting operating results, diluted earnings per share in the fourth quarter of 2004 was favorably affected by a $6.4 million ($3.8 million after-tax or 9 cents per diluted share) gain arising from the recapture of the remaining original discount expense that was recorded in 2000 when the accounts receivable securitization facility was initiated.

Operating income in the fourth quarter, inclusive of the net favorable cost of sales adjustments and unfavorable expense items increased 65 percent to $41.4 million as compared to $25.1 million in the year ago quarter. For the latest quarter, operating margins were 4.9 percent compared to 3.8 percent in the fourth quarter of 2003.

If the net favorable cost of sales adjustments of $10.2 million and the unfavorable expenses of $4.4 million were excluded from the fourth quarter 2004 results, operating income would be $35.6 million and operating margins would be
4.2 percent. If the pension plan termination gain of $1.6 million was eliminated from the prior year fourth quarter, operating income would be $23.5 million and operating margins would be 3.5 percent. In addition, if the gain arising from the recapture of the remaining original discount expense from the accounts receivable securitization program was excluded from the 2004 results and the losses related to the early extinguishment of debt were excluded from 2003, net income for the fourth quarter of 2004 would be $18.6 million or 47 cents per diluted share as compared to net income of $11.7 million or 32 cents per diluted share in 2003.

(NOTE: A RECONCILIATION TABLE FOR THE ABOVE ITEMS FOLLOWS AT THE END OF THIS
 RELEASE.)

FISCAL YEAR RESULTS

For the fiscal year ended December 31, 2004, sales of $3,275.2 million produced income before extraordinary gain of $73.6 million, or $1.90 per diluted share. In fiscal 2003, the Company reported net income of $41.9 million or $1.13 per diluted share on sales of $2,625.2 million.

Comparability of results between fiscal years 2004 and 2003 is affected by the following significant items:

o Sales in fiscal 2004 include $34.2 million related to the June 22, 2004 acquisition of DDI and $108.6 million from the September 26, 2003 acquisition of Walters Hexagon Group Limited ("Walters Hexagon"). Fiscal 2003 included sales of $19.0 million related to the Walters Hexagon acquisition.
o Fiscal 2004 operating profits were affected by the net favorable cost of sales adjustments and the expense items discussed above as well as by a third quarter charge of $2.6 million ($1.5 million after-tax or 4 cents per diluted share) for acquisition related expenses and asset impairment, primarily due to the write-off of the value assigned to the Pentacon name. The write-off was the result of the introduction of a new branding strategy for the Company's OEM Supply business. As discussed above, the prior year operating results were favorably affected by a $1.6 million gain, or 4 cents per diluted share, associated with certain foreign pension plan terminations.
o In addition to the items affecting operating results, diluted income per share was affected by the previously discussed gain of $6.4 million ($3.9 million after-tax or 10 cents per share) associated with the accounting for the amended accounts receivable securitization facility and by a charge of $0.7 million (1 cent per diluted share) for the early retirement of debt during the second fiscal quarter of 2004. For fiscal 2003, in addition to the above-discussed gain related to termination of certain foreign pension plans, diluted earnings per share were affected by an after-tax charge of $3.9 million (11 cents per diluted share) from the early retirement of debt.

In fiscal 2004, the Company also reported an extraordinary after-tax gain of $4.1 million, or 11 cents per diluted share, associated with the receipt of $4.7 million of cash for a 1983 matter related to Itel Corporation, the predecessor of the Company.

Operating income in fiscal 2004, inclusive of the items highlighted above, increased 50 percent to $138.0 million as compared to $92.3 million in the prior fiscal year. For fiscal 2004, operating margins were 4.2 percent as compared to
3.5 percent in fiscal 2003.

If the net favorable cost of sales adjustments of $10.2 million and the expenses for warehouse relocation, severance, acquisition related expenses and asset impairment which total $7.0 million were excluded from results for fiscal 2004, operating income would be $134.8 million and operating margins would be 4.1 percent. For fiscal 2003, if the $1.6 million gain from termination of certain foreign pension plans were excluded, operating profits would be $90.7 million and operating margins would be 3.5 percent. In addition, if the gain arising from the recapture of the remaining original discount expense from the accounts receivable securitization program was excluded from the 2004 results and the losses related to the early extinguishment of debt were excluded from both years, income before extraordinary gain for fiscal 2004 would be $68.5 million or $1.77 per diluted share as compared to $44.2 million or $1.19 per diluted share in 2003.

(NOTE: A RECONCILIATION TABLE FOR THE ABOVE ITEMS FOLLOWS AT THE END OF THIS
 RELEASE.)

FOURTH QUARTER SALES TRENDS

Commenting on fourth quarter sales trends, Grubbs said, "As expected, sales in the fourth quarter were lower than the third quarter due to the number of holidays in the quarter. However, we were encouraged by the fact that sales in the days immediately preceding and following the holidays were stronger than expected. As a result, sales in the fourth quarter were slightly better than we had anticipated. While our acquisition of DDI contributed $15.9 million to sales and favorable currency exchange rates added an additional $18.7 million, we still reported 22 percent organic sales growth as compared to the fourth quarter of 2003."

"The organic growth that contributed to strong sales in the fourth quarter reflected many of the same trends that we saw during the first three quarters of 2004," continued Grubbs. "An improved economic environment, increased levels of capital spending, product and market expansion and price increases driven by higher commodity prices all contributed to fourth quarter growth. Consistent with the past few quarters, the year-on-year sales growth has been fairly broad based, from both an end-market and a geographic perspective."

"Sales in North America, inclusive of DDI sales of $15.9 million in the fourth quarter, were up 29 percent year-over-year. Excluding the sales of the recently acquired DDI operations and adjusting for the effects of a weaker U.S. dollar on Canadian sales of $6.7 million, organic growth in North America was 24 percent. Enterprise cabling sales again rose on increased demand from both new and existing customers, continued progress in the security market and data cabling price increases. Stronger industrial wire & cable sales resulted from a combination of increased demand from existing customers, the addition of new customers and the effects of higher copper prices. The operations of Pentacon, which were acquired in late 2002, also reported a 37 percent increase in sales resulting from improved demand from existing customers as well as the addition of new customers. Offsetting these positive trends was a modest year-on-year decline in sales to North American telecom original equipment manufacturers," said Grubbs.

"In Europe, despite generally weak market conditions in communications and specialty wire & cable sales we still saw sales climb by 24 percent as compared to the year ago quarter," commented Grubbs. "Adjusting for the weaker U.S. dollar impact of $11.5 million, sales grew by approximately 14 percent as compared to the year ago quarter. In the emerging markets of Latin America and Asia Pacific, where there was little year-on-year currency exchange rate effect, we saw a 24 percent increase in sales as a result of an increase in larger project sales and product line expansion. The fourth quarter is typically the strongest quarter of the year in emerging markets and this year was no exception as we produced record quarterly revenues of $64.2 million from these geographic markets. "

FOURTH QUARTER OPERATING RESULTS

"Our fourth quarter operating results were affected by a number of unusual items," said Grubbs. "If we set these unusual items aside, we had company-wide operating margins of 4.2 percent in the quarter. We continued to show progress in North America where operating margins for the fourth quarter, exclusive of the unusual items were 5.0 percent and 4.6 percent for the full year. In the emerging markets we produced our best ever year of operating results in these regions of the world. As a result of our strong operational leverage on record regional sales we netted operating margins of 5.0 percent in the fourth quarter and 3.5 percent for the full year. Our one area of disappointment was Europe where we continued to struggle to achieve operating margins at a level necessary to support the current operating structure for our communications and specialty wire & cable sales. As a result we reduced headcount to bring our cost structure more in line with current market conditions. On a positive note, the acquired OEM Supply operations of Anixter Walters Hexagon in Europe continued to show both sales and earnings growth. In the most recent quarter this business generated operating margins of 4.7 percent on record quarterly sales of $30.2 million."

CASH FLOW

"Cash flow from operations in the quarter was $43.7 million compared to $41.7 million in the year ago quarter," said Dennis Letham, Senior Vice President-Finance. "As a result of the strong cash flow in the quarter we were able to reduce borrowings during the period by $23.5 million and increase cash balances by $16.5 million. At the end of the year our debt-to-total capitalization ratio stood at 35.1 percent as compared to 35.8 percent (including amounts borrowed under the accounts receivable securitization facility) at the end of the prior fiscal year."

"In 2004 we funded a $44.6 million increase in working capital that was necessitated by the 18 percent organic sales growth we experienced during the year. At the same time we spent $32.9 million to acquire the assets and operations of DDI and paid a special dividend of $55.1 million to common shareholders," continued Letham. "We were able to complete these actions, simultaneously reduce leverage and still finish the year with cash balances of $53.4 million and significant unused debt capacity to support further growth as we enter the new year."

BUSINESS OUTLOOK

Concluding, Grubbs said, "The positive trends of the past few quarters have given us a solid base on which to build as we enter the new fiscal year. Although we expect solid growth during the coming year, our 2005 sales growth rates will likely not reach those achieved in 2004. We expect less depreciation in the value of the dollar, less commodity price inflation and no anticipated acquisitions. Our continued focus on providing real value to our customers and suppliers through supply chain services and complete product solutions will put us in a position to continue our product and market expansion and further our new customer acquisition initiatives. As we look to 2005, we remain optimistic that these factors will contribute to solid sales and earnings growth during the year."

FOURTH QUARTER EARNINGS REPORT

Anixter will report results for the fourth quarter on Tuesday, February 1, 2005, and broadcast a conference call discussing them at 9:30 am central time. The call will be Webcast by CCBN and can be accessed at Anixter's Website at www.anixter.com. The Webcast also will be available over CCBN's Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN's individual investor center at www.companyboardroom.com, or by visiting any of the investor sites in CCBN's Individual Investor Network (such as America Online's Personal Finance Channel and Fidelity.com). Institutional investors can access the call via CCBN's password-protected event management site, StreetEvents (www.streetevents.com). The Webcast will be archived on all of these sites for 30 days.

ABOUT ANIXTER

Anixter International is the world's leading distributor of communication products, electrical and electronic wire & cable and a leading distributor of fasteners and other small parts ("C" Class inventory components) to Original Equipment Manufacturers. The company adds value to the distribution process by providing its customers access to 1) innovative inventory management programs,
2) more than 275,000 products and over $500 million in inventory, 3) 164 warehouses with more than 4.6 million square feet of space, and 4) locations in 200 cities in 45 countries. Founded in 1957 and headquartered near Chicago, Anixter trades on The New York Stock Exchange under the symbol AXE.

Safe Harbor Statement

The statements in this news release that use such words as "believe," "expect," "intend," "anticipate," "contemplate," "estimate," "plan," "project," "should," "may," or similar expressions are forward-looking statements. They are subject to a number of factors that could cause the company's actual results to differ materially from what is indicated here. These factors include general economic conditions, technology changes, changes in supplier or customer relationships, commodity price fluctuations, exchange rate fluctuations, new or changed competitors and risks associated with integration of recently acquired companies. Please see the company's Securities and Exchange Commission filings for more information.

      ADDITIONAL INFORMATION ABOUT ANIXTER IS AVAILABLE ON THE INTERNET AT
                                 www.anixter.com

--------------------------------------------------------------------------------
ANIXTER INTERNATIONAL INC.
 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------


                                                                 13 WEEKS ENDED                          52 WEEKS ENDED
                                                      -------------------------------------   -------------------------------------
                                                         DECEMBER 31,         JANUARY 2,         DECEMBER 31,         JANUARY 2,
 (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)                    2004                 2004               2004                 2004
                                                      ------------------    ---------------   ------------------    ---------------
 Net sales                                                   $    848.3           $  664.8          $   3,275.2          $ 2,625.2
 Cost of goods sold                                               634.1              499.7              2,484.9            1,983.0
                                                      ------------------    ---------------   ------------------    ---------------
 Gross profit                                                     214.2              165.1                790.3              642.2
 Operating expenses                                               172.2              139.4                647.8              548.2
 Impairment charge                                                    -                  -                  1.8                  -
 Amortization of intangibles                                        0.6                0.6                  2.7                1.7
                                                      ------------------    ---------------   ------------------    ---------------
 Operating income                                                  41.4               25.1                138.0               92.3
 Interest expense                                                  (4.5)              (2.9)               (13.8)             (12.8)
 Extinguishment of debt                                               -               (0.4)                (0.7)              (6.6)
 Other, net                                                         5.1                0.7                 (2.9)                 -
                                                      ------------------    ---------------   ------------------    ---------------
 Income before income taxes and extraordinary gain                 42.0               22.5                120.6               72.9
 Income tax expense                                                16.4                9.4                 47.0               31.0
                                                      ------------------    ---------------   ------------------    ---------------
 Income before extraordinary gain                                  25.6               13.1                 73.6               41.9
 Extraordinary gain, net                                              -                  -                  4.1                  -
                                                      ------------------    ---------------   ------------------    ---------------
 Net income                                                  $     25.6           $   13.1           $     77.7           $   41.9
                                                      ==================    ===============   ==================    ===============

 BASIC INCOME PER SHARE:
   Income before extraordinary gain                          $     0.69           $   0.36           $     2.00           $   1.15
   Extraordinary gain                                                 -                  -                 0.11                  -
   Net income                                                $     0.69           $   0.36           $     2.11           $   1.15

 DILUTED INCOME PER SHARE:
   Income before extraordinary gain                          $     0.64           $   0.36           $     1.90           $   1.13
   Extraordinary gain                                                 -                  -                 0.11                  -
   Net income                                                $     0.64           $   0.36           $     2.01           $   1.13

 AVERAGE SHARES OUTSTANDING:
 Basic                                                             37.3               36.2                 36.9               36.3
 Diluted                                                           39.9               36.9                 38.6               37.2

 GEOGRAPHIC SEGMENTS

 NET SALES:
    North America                                            $    638.7           $  495.8          $   2,494.5          $ 2,044.1
    Europe                                                        145.4              117.1                554.3              393.1
    Asia Pacific and Latin America                                 64.2               51.9                226.4              188.0
                                                      ------------------    ---------------   ------------------    ---------------
                                                             $    848.3           $  664.8          $   3,275.2          $ 2,625.2
                                                      ==================    ===============   ==================    ===============
 OPERATING INCOME:
    North America                                            $     39.6           $   18.2           $    120.2           $   75.7
    Europe                                                         (1.4)               5.9                  9.9               14.4
    Asia Pacific and Latin America                                  3.2                1.0                  7.9                2.2
                                                      ------------------    ---------------   ------------------    ---------------
                                                             $     41.4           $   25.1           $    138.0           $   92.3
                                                      ==================    ===============   ==================    ===============

--------------------------------------------------------------------------------
ANIXTER INTERNATIONAL INC.
 CONDENSED CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------


                                                                                DECEMBER 31,         JANUARY 2,
 (IN MILLIONS)                                                                     2004                2004
                                                                              ----------------    ----------------
 ASSETS

 Cash                                                                               $    53.4           $   101.4
 Accounts receivable, net                                                               620.4               255.5
 Note receivable - unconsolidated subsidiary                                                -                56.5
 Inventories                                                                            580.1               499.1
 Deferred taxes                                                                          16.3                16.5
 Other current assets                                                                    11.7                18.9
                                                                              ----------------    ----------------
         Total current assets                                                         1,281.9               947.9

 Property and equipment, net                                                             42.6                43.1
 Goodwill, net                                                                          293.6               278.5
 Other assets                                                                            88.5               101.9
                                                                              ----------------    ----------------
                                                                                   $  1,706.6          $  1,371.4
                                                                              ================    ================

 LIABILITIES AND STOCKHOLDERS' EQUITY

 Accounts payable                                                                   $   323.2           $   304.4
 Accrued expenses                                                                       143.4                80.8
                                                                              ----------------    ----------------
         Total current liabilities                                                      466.6               385.2

 Borrowings under securitization facility                                               161.8                   -
 3.25% zero coupon convertible notes                                                    150.9               146.1
 7.0% zero coupon convertible notes                                                      67.6                63.1
 Revolving lines of credit                                                               32.1                30.0
 Other liabilities                                                                       64.6                56.2
                                                                              ----------------    ----------------
         Total liabilities                                                              943.6               680.6

 Stockholders' equity                                                                   763.0               690.8
                                                                              ----------------    ----------------
                                                                                   $  1,706.6          $  1,371.4
                                                                              ================    ================

--------------------------------------------------------------------------------
ANIXTER INTERNATIONAL INC.
 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - RECONCILIATION TABLE
-------------------------------------------------------------------------------



                                                                              13 WEEKS ENDED DECEMBER 31, 2004
                                                                -----------------------------------------------------------
                                                                   AS REPORTED
 (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)                           UNDER GAAP           UNUSUAL ITEMS       AS ADJUSTED
                                                                ------------------    ------------------ ------------------
 Net sales                                                             $    848.3            $     -            $    848.3
 Cost of goods sold                                                         634.1               10.2    a            644.3
                                                                ------------------    ---------------    ------------------
 Gross profit                                                               214.2              (10.2)                204.0
 Operating expenses                                                         172.2               (4.4)   b            167.8
 Amortization of intangibles                                                  0.6                  -                   0.6
                                                                ------------------    ---------------    ------------------
 Operating income                                                            41.4               (5.8)                 35.6
 Interest expense                                                            (4.5)                 -                  (4.5)
 Other, net                                                                   5.1               (6.4)   c             (1.3)
                                                                ------------------    ---------------    ------------------
 Income before income taxes                                                  42.0              (12.2)                 29.8
 Income tax expense                                                          16.4               (5.2)   d             11.2
                                                                ------------------    ---------------    ------------------
 Net income                                                            $     25.6          $    (7.0)           $     18.6
                                                                ==================    ===============    ==================

 BASIC INCOME PER SHARE                                                $     0.69          $   (0.19)           $     0.50
 DILUTED INCOME PER SHARE                                              $     0.64          $   (0.17)           $     0.47

 AVERAGE SHARES OUTSTANDING:
 Basic                                                                       37.3                  -                  37.3
 Diluted                                                                     39.9                  -                  39.9


a) Net favorable adjustments to cost of sales of $10.2 million arising primarily from the reduction in risks associated with the value of certain inventories.
b) Unfavorable expenses of $4.4 million related to the relocation of the Company's largest distribution facility and severance costs associated with a staffing reduction in Europe.
c) Gain of $6.4 million arising from the recapture of the remaining original issue discount expense that was recorded in 2000 when the accounts receivable securitization facility was initiated.
d) Net decrease in taxes of $5.2 million associated with the items noted above.

-------------------------------------------------------------------------------
ANIXTER INTERNATIONAL INC.
 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - RECONCILIATION TABLE
-------------------------------------------------------------------------------



                                                                              52 WEEKS ENDED DECEMBER 31, 2004
                                                                ----------------------------------------------------------
                                                                   AS REPORTED
 (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)                           UNDER GAAP          UNUSUAL ITEMS       AS ADJUSTED
                                                                ------------------    ----------------- ------------------
 Net sales                                                            $   3,275.2           $     -           $   3,275.2
 Cost of goods sold                                                       2,484.9              10.2    a          2,495.1
                                                                ------------------    --------------    ------------------
 Gross profit                                                               790.3             (10.2)                780.1
 Operating expenses                                                         647.8              (5.2)   b            642.6
 Impairment charge                                                            1.8              (1.8)   c                -
 Amortization of intangibles                                                  2.7                 -                   2.7
                                                                ------------------    --------------    ------------------
 Operating income                                                           138.0              (3.2)                134.8
 Interest expense                                                           (13.8)                -                 (13.8)
 Extinguishment of debt                                                      (0.7)              0.7    d                -
 Other, net                                                                  (2.9)             (6.4)   e             (9.3)
                                                                ------------------    --------------    ------------------
 Income before income taxes and extraordinary gain                          120.6              (8.9)                111.7
 Income tax expense                                                          47.0              (3.8)   f             43.2
                                                                ------------------    --------------    ------------------
 Income before extraordinary gain                                            73.6              (5.1)                 68.5
 Extraordinary gain, net                                                      4.1                 -                   4.1
                                                                ------------------    --------------    ------------------
 Net income                                                            $     77.7         $    (5.1)           $     72.6
                                                                ==================    ==============    ==================

 BASIC INCOME PER SHARE:
   Income before extraordinary gain                                    $     2.00         $   (0.14)           $     1.86
   Extraordinary gain                                                        0.11                 -                  0.11
   Net income                                                          $     2.11         $   (0.14)           $     1.97

 DILUTED INCOME PER SHARE:
   Income before extraordinary gain                                    $     1.90         $   (0.13)           $     1.77
   Extraordinary gain                                                        0.11                 -                  0.11
   Net income                                                          $     2.01         $   (0.13)           $     1.88

 AVERAGE SHARES OUTSTANDING:
 Basic                                                                       36.9                 -                  36.9
 Diluted                                                                     38.6                 -                  38.6

a) Net favorable adjustments to cost of sales of $10.2 million arising primarily from the reduction in risks associated with the value of certain inventories.
b) Unfavorable expenses of $5.2 million related to the relocation of the Company's largest distribution facility, severance costs associated with a staffing reduction in Europe and acquisition related charges.
c) Impairment charge of $1.8 million for the write-off of intangible assets associated with the Pentacon trade name.
d) Write-off of deferred financing costs associated with the early extinguishment of debt.
e) Gain of $6.4 million arising from the recapture of the remaining original issue discount expense that was recorded in 2000 when the accounts receivable securitization facility was initiated.
f) Net decrease in taxes of $3.8 million associated with the items noted above.